Exhibit 99.1

Editorial Contact:	Investor Contact:
Shawn Wolfe	Jane Underwood
shawn_wolfe@securecomputing.com	jane_underwood@securecomputing.com
408-979-6165	408-979-6186

Secure Computing Reports Strong First Quarter 2007 Results

SAN JOSE, Calif., April 26, 2007 – Secure Computing Corporation (Nasdaq:SCUR), a leading enterprise gateway security company, today announced first quarter GAAP revenue of $53.8 million. This represents a 26% increase in revenue compared to $42.6 million in the same quarter last year. First quarter non-GAAP revenue was $60.5 million. This represents a 42% increase compared to the same quarter last year. On a GAAP basis, net loss was $10.6 million or $0.18 per share. First quarter non-GAAP net income was $3.4 million or $0.05 per fully-diluted share. The company generated $12.0 million of cash from operations and reduced the long term debt balance by $12.0 million. Billings for the quarter were $66.3 million, a 67% increase compared to the same quarter last year.

“Our team’s solid performance in Q1 was a continuation of the momentum that we built in Q3 and Q4 of last year,” said John McNulty, chairman, president and chief executive officer of Secure Computing. “I believe our results over the last three quarters illustrate the strength and synergy of the acquisitions we made last year. Looking ahead, I believe Secure Computing’s unique balance of product leadership coupled with a strong worldwide sales organization and a superb reseller channel, positions the company to become the undisputed leader in the enterprise gateway security market.”

First Quarter Financial Highlights:

•

GAAP revenue for the first quarter was $53.8 million. This represents a 26% increase compared to $42.6 million in the same quarter last year and a 4% increase compared to revenue of $51.6 million in the prior quarter. Non-GAAP revenue for the quarter was $60.5 million. This represents a 42% increase compared to the same quarter last year and, as seasonally expected, a 4% decrease compared to non-GAAP revenue of $63.2 million in the prior quarter.

•

Billings for the first quarter were $66.3 million. This represents a 67% increase compared to $39.6 million in the same quarter last year and, as seasonally expected, a 14% decrease compared to billings of $77.5 million in the prior quarter.

•

GAAP gross profit in the first quarter was 70% of revenue or $37.7 million. Non-GAAP gross profit in the first quarter was 75% of revenue or $45.4 million. These non-GAAP results compare to 74% of non-GAAP revenue, or $31.6 million, in the year ago quarter and 75% of non-GAAP revenue, or $47.2 million, in the prior quarter.

•

First quarter GAAP operating expenses were $45.6 million, or 85% of revenue. Non-GAAP operating expenses for the quarter were $39.3 million or 65% of non-GAAP revenue. These non-GAAP results compare to 55% of non-GAAP revenue in the year ago quarter and 61% in the prior quarter.

•

GAAP operating loss for the first quarter was $7.9 million. First quarter non-GAAP operating income was $6.1 million or 10% of non-GAAP revenue, compared to 20% in the same quarter last year and 14% in the prior quarter.

•

GAAP net loss for the first quarter was $10.6 million or $0.18 per share. First quarter non-GAAP net income was $3.4 million or $0.05 per fully-diluted share, compared to non-GAAP net income of $8.8 million, or $0.15 per fully diluted share in the same quarter last year.

•	Deferred revenue increased $8.3 million, or 7%, bringing the total deferred revenue balance to $130.6 million at the end of March.

•

Days sales outstanding (DSOs) were 92 days. As we have experienced in previous quarters, the change in DSOs correlates to the change in deferred revenue. Excluding the impact of the increase in deferred revenue, DSOs were 78 days.

•	Cash and restricted cash was $9.3 million at March 31, 2007. Cash generated from operations in the quarter was $12.0 million.

“We experienced overall solid financial performance in the first quarter, which included strong cash flow that allowed us to pay down our debt by $12 million and pay $1.9 million of interest expense,” said Tim Steinkopf, senior vice president of operations and chief financial officer. “We believe our solid performance in first quarter coupled with our outlook for the second quarter, highlights that the company’s first half is on track with its 2007 financial plan.”

Effective January 1, 2007, we adopted FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes”—an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” Implementation of FIN 48 did not result in a cumulative effect adjustment to retained earnings.

About Secure Computing

Secure Computing (Nasdaq: SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half of the Fortune 50 and Fortune 500 are part of our more than 20,000 global customers in 106 countries, supported by a worldwide network of more than 2,300 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

Secure Computing’s Outlook Publication Procedures

Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on June 15, 2007, until publication of a press release regarding the second quarter 2007 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook section are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the second quarter of 2007 billings are expected to be in the range of $69 to $72 million. On a GAAP basis, revenues are expected to be between $55 and $57 million and GAAP net loss, before the impact of any NOL utilization on tax expense, is expected to be $10.0 to $11.0 million.

On a non-GAAP basis for the second quarter of 2007, revenues are expected to be between $63 and $64 million and non-GAAP income is expected to be between $4.0 and $5.0 million, or $0.05 and $0.06 per fully diluted share assuming a fully diluted weighted average count of approximately 73.5 million.

We expect to generate cash from operations of $5 to $8 million.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

Use of Non-GAAP Financial Measures

Secure Computing provides financial statements that are prepared in accordance with GAAP. In addition, this press release also provides financial measures of results of operations that are not calculated in accordance with GAAP. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our historical and prospective financial performance and make operating decisions. Management also believes that these non-GAAP financial measures enhance the investors’ ability to evaluate the company’s operating results and to compare current operating results to historical operating results. A reconciliation of the GAAP to non-GAAP financial measures for the first quarter, along with the use and economic substance of each non-GAAP financial measure, are provided at the end of this press release.

Condensed Statement of Operations

(Unaudited, in thousands, except for per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Products	$30,171	$29,175
Services	17,400	13,442
Other (a)	6,201	—

Total revenues	53,772	42,617

Cost of revenues:
Products	9,597	8,829
Services	3,485	2,380
Other (a)	1,089	—
Amortization of purchased intangibles	1,931	723

Total cost of revenues	16,102	11,932

Gross profit	37,670	30,685

Operating expenses:
Selling and marketing	28,467	15,796
Research and development	10,624	6,924
General and administrative	3,690	3,005
Amortization of purchased intangibles	2,781	1,691
Litigation settlement	—	2,500

	45,562	29,916
Operating (loss)/income	(7,892)	769
Other (expense)/income	(2,290)	540

(Loss)/income before tax	(10,182)	1,309

Income tax expense	(393)	(652)

Net (loss)/income	(10,575)	657

Preferred stock accretion	(914)	(813)
Charge from beneficial conversion of preferred stock	—	(12,603)

Net loss applicable to common shareholders	$(11,489)	$(12,759)

Basic and diluted loss per share	$(0.18)	$(0.25)

Weighted average shares outstanding – basic and diluted	65,272	51,705

(a)	For certain multiple-element arrangements we are unable to establish vendor specific objective evidence (VSOE) of fair value for the undelivered bundled elements and are therefore unable to allocate the value of the arrangement between Products and Services Revenue and have reported these revenues and corresponding cost of revenues as ‘Other’.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2007	December 31, 2006

Assets
Cash and cash equivalents	$8,838	$8,249
Restricted cash	479	457
Accounts receivable, net	55,045	63,636
Inventory, net	5,153	4,078
Other current assets	14,365	13,948

Total current assets	83,880	90,368

Property and equipment, net	15,560	14,300
Goodwill	533,111	533,659
Intangibles, net	73,767	78,388
Other assets	8,065	7,413

Total assets	$714,383	$724,128

Liabilities and stockholders’ equity
Accounts payable	11,343	12,442
Accrued payroll	9,639	12,035
Accrued expenses	6,441	6,365
Acquisition reserves	1,081	1,418
Deferred revenue	93,348	86,612

Total current liabilities	121,852	118,872

Acquisition reserves, net of current portion	1,486	1,591
Deferred revenue, net of current portion	37,216	35,671
Deferred tax liability	7,672	7,672
Debt, net of fees	73,169	85,023
Other liabilities	140	—

Total liabilities	241,535	248,829

Convertible preferred stock	66,472	65,558
Stockholders’ equity
Common stock	658	651
Additional paid-in capital	545,171	538,616
Accumulated deficit	(138,738)	(127,249)
Accumulated other comprehensive loss	(715)	(2,277)

Total stockholders’ equity	406,376	409,741

Total liabilities and stockholders’ equity	$714,383	$724,128

Condensed Consolidated Statement of Cash Flows

(Unaudited, in thousands)

	Three months ended March 31,
	2007	2006
Operating activities
Net (loss)/income	$(10,575)	$657

Adjustments to reconcile net (loss)/income from continuing operations to net cash provided by operating activities:
Depreciation	1,556	788
Amortization of intangible assets	4,886	2,509
Loss on disposals of property and equipment and intangible assets	28	20
Amortization of debt fees	146	—
Deferred income taxes	42	535
Share-based compensation	3,725	1,674

Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	8,793	11,128
Inventories	(1,075)	336
Other current assets	(473)	2,011
Accounts payable	(1,114)	3,139
Accrued payroll	(2,394)	(735)
Accrued expenses	216	(1,655)
Acquisition reserves	(362)	(5,471)
Deferred revenue	8,605	(3,237)

Net cash provided by operating activities	12,004	11,699

Investing activities
Purchases of investments, net	(16)	(3,370)
Purchase of property and equipment, net	(2,884)	(3,837)
(Increase)/decrease in intangibles and other assets	(917)	1,935
Cash paid for business acquisitions, net of cash acquired	—	(69,096)

Net cash used for investing activities	(3,817)	(74,368)

Financing activities
Proceeds from issuance of preferred stock and warrant, net of fees	—	69,945
Proceeds from issuance of common stock	2,837	4,667
Repayments of term and revolving debt	(12,000)	—
Excess tax benefits from employee stock options	—	89

Net cash (used for)/provided by financing activities	(9,163)	74,701

Effect of exchange rates	1,565	(113)

Net increase in cash and cash equivalents	589	11,919
Cash and cash equivalents, beginning of period	8,249	50,039

Cash and cash equivalents, end of period	$8,838	$61,958

Reconciliation of Consolidated GAAP Financial

Measures to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

			Three Months Ended March 31,
			2007	2006
NET REVENUES:
GAAP net revenues			$53,772	$42,617
Fair value adjustment to acquired deferred revenue	(A	)	3,847	—
VSOE adjustments to bundled product revenue	(B	)	2,919	—

Non-GAAP net revenues			$60,538	$42,617

GROSS PROFIT:
GAAP gross profit			$37,670	$30,685
Fair value adjustment to acquired deferred revenue	(A	)	3,847	—
VSOE adjustments to bundled product revenue	(B	)	1,700	—
Stock-based compensation	(C	)	288	170
Amortization of purchased intangible assets	(D	)	1,931	723

Non-GAAP gross profit			$45,436	$31,578

OPERATING EXPENSES:
GAAP operating expenses			$45,562	$29,916
Stock-based compensation	(C	)	(3,437)	(1,478)
Amortization of purchased intangible assets	(D	)	(2,781)	(1,691)
One-time expenses and write-offs	(E	)	—	(1,007)
Litigation settlement	(F	)	—	(2,500)

Non-GAAP operating expenses			$39,344	$23,240

OPERATING (LOSS)/INCOME:
GAAP operating (loss)/income			$(7,892)	$769
Fair value adjustment to acquired deferred revenue	(A	)	3,847	—
VSOE adjustments to bundled product revenue	(B	)	1,700	—
Stock-based compensation	(C	)	3,725	1,648
Amortization of purchased intangible assets	(D	)	4,712	2,414
One-time expenses and write-offs	(E	)	—	1,007
Litigation settlement	(F	)	—	2,500

Non-GAAP operating income			$6,092	$8,338

NET (LOSS)/INCOME:
GAAP net (loss)/income			$(10,575)	$657
Fair value adjustment to acquired deferred revenue	(A	)	3,847	—
VSOE adjustments to bundled product revenue	(B	)	1,700	—
Stock-based compensation	(C	)	3,725	1,648
Amortization of purchased intangible assets	(D	)	4,712	2,414
One-time expenses and write-offs	(E	)	—	1,007
Litigation settlement	(F	)	—	2,500
Non-cash tax expense	(G	)	—	535

Non-GAAP net income			$3,409	$8,761

WEIGHTED AVERAGE SHARES OUTSTANDING:
Weighted average shares outstanding - basic			65,272	51,705
Common stock equivalents	(H	)	1,202	2,457
Preferred stock as-if converted to common stock			5,840	4,601

Shares used to compute net income per share - diluted			72,314	58,763

Non-GAAP net income per share - diluted	(I	)	$0.05	$0.15

Reconciliation of Projected GAAP Financial

Measure to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

			Three Months Ended June 30, 2007
REVENUES:
GAAP revenue range			$55,000	—	$57,000
Fair value adjustment to acquired deferred revenue – projected	(A	)			3,000
VSOE adjustments to bundled product revenue – projected	(B	)			4,000

Non-GAAP revenue range			$63,000	—	$64,000

(LOSS)/INCOME BEFORE TAX IMPACT OF NOL UTILIZATION
GAAP loss before			$(10,000)		$(11,000)
Fair value adjustment to acquired deferred revenue – projected	(A	)			3,000
VSOE adjustments to bundled product revenue – projected	(B	)			4,000
Stock-based compensation – projected	(C	)			4,000
Amortization of purchased intangibles – projected	(D	)			5,000

Non-GAAP income			$4,000	—	$5,000

Shares used to compute income per share			73,500		73,500

Non-GAAP income per share			$0.05		$0.06

Our management regularly uses these non-GAAP financial measures internally to understand, manage and evaluate our historical and prospective financial performance and make operating decisions. We believe that presentation of the non-GAAP financial measures presented above is useful to an investors’ ability to evaluate the company’s operating results from management’s perspective and to compare current operating results to historical operating results. Disclosure of these non-GAAP financial measures also facilitates comparisons of our operating performance with the performance of other companies in our industry that supplement their GAAP results with non-GAAP financial measures that are calculated in a similar manner. Our management adjusts for each of the items noted above, for the reasons described below.

(A) Fair value adjustment to acquired deferred revenue. Non-GAAP revenues and gross profit include revenues and costs associated with acquired deferred revenue and deferred costs that were excluded from GAAP revenue and gross profit as a result of purchase accounting adjustments to fair value. In our non-GAAP measures we have included these revenues and costs because we believe they are most reflective of our ongoing operating results and are useful for comparisons to historical operating performance. We further believe the impact of these purchase accounting adjustments will become immaterial in the near-term.

(B) VSOE adjustment to bundled product revenue. GAAP revenue and gross profit is negatively impacted by product billings that were deferred because we were unable to establish VSOE of fair value of the undelivered elements that were sold with the product. Non-GAAP revenues and gross profit presented above have been adjusted to include revenues and gross profits that would have been reported, had we been able to establish VSOE of fair value of the undelivered elements that were sold with those product billings. We believe these adjustments are most reflective of our ongoing operations in the current period and are useful for comparisons to historical operating performance. We further believe the impact of this item on our GAAP revenues and gross profit will become immaterial in the future.

(C) Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, and employee stock purchase plan determined in accordance with SFAS 123(R), which was effective for Secure as of January 1, 2006. We exclude these stock-based compensation expenses when we review our operating performance because they represent compensation expense in the form of equity, rather than cash, and are not indicative of how we view our historical and prospective operational performance.

Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three months ended March 31, 2007 and 2006, stock-based compensation was allocated as follows:

	Three Months Ended March 31,
	2007	2006
Cost of revenues	$288	$170
Selling and marketing	1,956	669
Research and development	922	421
General and administrative	559	388

Total stock-based compensation expense	$3,725	$1,648

(D) Amortization of purchased intangible assets. The amounts recorded as amortization of purchased intangible assets arise from prior acquisitions and are non-cash in nature. We exclude these expenses when we review our operating performance because we believe, that although these assets contribute to our revenue generating activities, they are inconsistent in amount and frequency and are impacted by the timing and magnitude of our acquisitions. Further, they are not indicative of how we view our operating performance in the period incurred and in comparison to historical and prospective periods. For the three months ended March 31, 2007 and 2006, amortization of purchased intangibles was allocated as follows:

	Three Months Ended March 31,
	2007	2006
Cost of revenues	$1,931	$723
Operating expenses	2,781	1,691

Total amortization of acquired intangible assets	$4,712	$2,414

(E) One-time expenses and write-offs. These amounts arise from severance due to acquisition related restructurings, duplicate and one-time integration costs and facility move costs. We exclude these expenses because we believe they are not reflective of how we view our operating performance in the period incurred, are not recurring in nature and are not meaningful in evaluating our operating performance in comparison to historical operating performance. For the three months ended March 31, 2007 and 2006, one-time expenses and write-offs were allocated as follows:

	Three Months Ended March 31,
	2007	2006
Selling and marketing	—	209
Research and development	—	180
General and administrative	—	618

Total one-time expenses and write-offs	$—	$1,007

(F) Litigation settlement. This amount represents the settlement of litigation brought by the landlord of our former Concord, CA office. We exclude this expense in our non-GAAP operating results because we believe it is not reflective of how we view our operating performance in the period incurred and is not recurring in nature.

(G) Non-cash tax expense. These amounts represent the impact from the utilization of purchased net operating loss carry forwards and an increase in the valuation allowance that has been established against our net deferred tax asset. We exclude these expenses because they are non-cash expenses that we believe are not reflective of how we view our operating performance.

(H) Common stock equivalents. Represents the common stock equivalents of stock options and restricted stock outstanding at the end of the reported period.

(I) Preferred stock as-if converted to common stock. Represents the as-if conversion of outstanding preferred shares to common shares at the end of the reported period.

(J) Non-GAAP net income per share. Excludes the impact of preferred stock accretion and a charge for the beneficial conversion of preferred stock.

Material Limitations Associated with Use of Non-GAAP Financial Measures

The non-GAAP financial measures provided in this press release may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations in relying on these non-GAAP measures are:

•

Items such as fair value adjustments to acquired deferred revenue and VSOE adjustments to our product revenue, do not generate additional cash and therefore should not be considered in analyzing cash flows.

•	Items such as one-time expenses and write-offs that are excluded from non-GAAP operating results can have a material impact on cash flows and earnings per share.

•

The adjustments for items such as stock-based compensation, amortization of acquired intangible assets, and tax impact of NOL utilization, though not directly affecting our cash position, do affect earnings per share.

•	Other companies may calculate these non-GAAP measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Compensation for Limitations Associated with Use of Non-GAAP Financial Measures

We compensate for the limitations on our use of non-GAAP financial measures by primarily relying on our GAAP results and using non-GAAP financial measures only supplementally. We also provide detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure within this press release and we encourage investors to carefully review those reconciliations.